                                                                  EXHIBIT 12

                       INDIANA GAS COMPANY, INC.
                       AND SUBSIDIARY COMPANIES

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands, Except Ratios)

                                               Fiscal Year Ended September 30
                                       1995       1994       1993       1992      1991
Earnings:
 Net income                         $32,109    $34,596    $28,534    $25,743   $23,286
 Adjustments:
   Income taxes                      18,630     17,977     16,030     12,800    11,665
   Fixed charges (see below)         16,395     16,986     17,556     15,642    15,482
Total adjusted earnings             $67,134    $69,559    $62,120    $54,185   $50,433


Fixed charges:
 Total interest expense             $15,530    $16,037    $16,640    $14,556   $14,411
 Interest component of rents            865        949        916      1,086     1,071
Total fixed charges                 $16,395    $16,986    $17,556    $15,642   $15,482

Ratio of earnings to fixed charges      4.1        4.1        3.5        3.5       3.3
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